ALICO REPORTS FIRST QUARTER EARNINGS

La Belle, FL., February 9, 2010 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced a net loss for the three months ended December 31, 2009 of $1.4 million or $0.19 per share compared with a loss of  $0.2 million or $0.02 per share, for the three months ended December 31, 2008.  Earnings from interest on mortgages, real estate sales and agriculture operations were below prior year results and combined to cause the earnings decline.

Operating revenues were $14.1 million and $20.3 million during the three months ended December 31, 2009 and 2008, respectively.  Operations produced a gross loss of $1.1 million during the three months ended December 31, 2009, compared with a loss of $0.7 million during the three months ended December 31, 2008.  The decreases in revenue and gross profits were primarily due to lower revenues and profits from agriculture operations.

Steven M. Smith, President and Principal Executive Officer, noted, “The Florida citrus harvest began later for the 2009-10 season than in 2008-09 which has resulted in reduced revenue and gross profit from agricultural operations during the first quarter.  We expect this timing difference to reverse during the quarter ending March 31, 2010.  Additionally, interest revenue and real estate revenue were reduced during the first quarter of fiscal year 2010 when compared with the first quarter of fiscal year 2009 due to a purchaser default on a mortgage in April of 2009.  We continue our cost reduction strategy and are seeing promising results.  We do not expect a drastic improvement in profitability until the real estate market begins to recover.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

Steven M. Smith
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, such as the expectation that the Company will be able to capitalize on the real estate market when conditions improve and strategic initiatives take effect, involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.